EXHIBIT 21.00



         SUBSIDIARIES OF PANDA INTERFUNDING CORPORATION



                                   Jurisdiction of
Name of Entity                     Organization

Panda Funding Corporation               Delaware
Panda Cayman Interfunding Corporation   Cayman Islands, B.W.I.
Panda Interholding Corporation          Delaware
Panda-Rosemary Corporation              Delaware
PRC II Corporation                      Delaware
Panda-Rosemary, L.P.                    Delaware
Panda-Rosemary Funding Corporation      Delaware
Panda Brandywine Corporation            Delaware
Panda Energy Corporation                Delaware
Brandywine Water Company                Delaware
Panda-Brandywine, L.P.                  Delaware




            SUBSIDIARIES OF PANDA FUNDING CORPORATION

                              None.